Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ctrip.com International, Ltd.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

99 Fu Quan Road
Shanghai 200335, People’s Republic of China
(86 21) 3406-4880
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 664-1666
(Name, address, and telephone number of agent for service)

Copies to:

Z. Julie Gao, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
c/o 42/F, Edinburgh Tower, The Landmark
15 Queen’s Road, Central
Hong Kong
(852) 3740-4850

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered(1)	Registered(2)	Price per Share(2)	Offering Price(2)	Fee(2)
Ordinary shares, par value $0.01 per share	—	—	—	—

(1)	These ordinary shares are represented by American depositary shares, each of which represents 0.25 of an ordinary share. The Registrant’s ADSs issuable on deposit of the ordinary shares registered hereby have been registered under separate registration statements on Form F-6.

(2)	An indeterminate aggregate number of securities is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

PROSPECTUS

Ctrip.com International, Ltd.

American Depositary Shares
(each representing 0.25 of an ordinary share, par value $0.01 per ordinary share)

This prospectus relates to the proposed sale from time to time by us or any selling shareholder of American depositary shares, or ADSs, of Ctrip.com International, Ltd., or Ctrip. Each ADS represents 0.25 of an ordinary share, par value $0.01 per ordinary share, of Ctrip. We will not receive any proceeds from the ADSs sold by any selling shareholder.

This prospectus may not be used to consummate any sales of securities unless accompanied by a prospectus supplement which will describe the method and terms of the offering. We will provide the specific terms of any offering and the offered securities as well as information about the selling shareholders, if any, in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus.

Investing in our ADSs involves a high degree of risk. You should carefully consider the “Risk Factors” which may be included in any prospectus supplement or which are incorporated by reference into this prospectus.

We or any selling shareholder may sell the securities to or through underwriters, to other purchasers, through agents, or through a combination of these methods. The names of any underwriters will be stated in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 2, 2010.

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

(1) the terms “we,” “us,” “our company,” “our” and “Ctrip” refer to Ctrip.com International, Ltd., its predecessor entities and subsidiaries and, in the context of describing our operations and consolidated financial information, also include its affiliated Chinese entities;

(2) “shares” and “ordinary shares” refer to our ordinary shares, par value of US$0.01 per ordinary share;

(3) “ADSs” refers to our American depositary shares, each of which represents 0.25 of an ordinary share;

(4) “China” and “PRC” refer to the People’s Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong and Macau, and “Greater China” refers to the People’s Republic of China, Taiwan, Hong Kong and Macau; and

(5) all references to “RMB” and “Renminbi” are to the legal currency of China and all references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we or any selling shareholder may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we or any selling shareholder sell securities pursuant to the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things:

•	our anticipated growth strategies;

•	our future business development, results of operations and financial condition;

•	our ability to continue to control costs and maintain profitability; and

•	the expected growth of and change in the travel and online commerce industries in China.

The forward-looking statements included in this prospectus and the documents incorporated by reference are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement, including the following risks:

•	the slow-down of economic growth in China and the global economic downturn have adversely affected our business, and may materially and adversely affect our business growth and profitability;

•	general declines or disruptions in the travel industry due to outbreak of a serious contagious disease or any other reasons may materially and adversely affect our business and results of operations;

•	the trading price of our ADSs has been volatile historically and may continue to be volatile regardless of our operating performance;

•	if we are unable to maintain existing relationships with travel suppliers and strategic alliances, or establish new arrangements with travel suppliers and strategic alliances similar to those we currently have, our business may suffer;

•	if we fail to further increase our brand recognition, we may face difficulty in obtaining new business partners and consumers, and our business may be harmed;

•	if we do not compete successfully against new and existing competitors, we may lose our market share, and our profitability may be adversely affected;

•	our business could suffer if we do not successfully manage current growth and potential future growth;

•	our strategy to acquire or invest in complementary businesses and assets involves significant risks and uncertainty that may prevent us from achieving our objectives and harm our financial condition and results of operations;

•	our quarterly results are likely to fluctuate because of seasonality in the travel industry in Greater China;

•	our business may be harmed if our infrastructure and technology are damaged or otherwise fail or become obsolete;

•	our business may be severely disrupted if we lose the services of our key executives;

•	inflation in China and in other countries may disrupt our business and have an adverse effect on our financial condition and results of operations; and

•	if the ownership structure of our affiliated Chinese entities and the contractual arrangements among us, our consolidated affiliated Chinese entities and their shareholders are found to be in violation of any PRC laws or regulations, we and/or our affiliated Chinese entities may be subject to fines and other penalties, which may adversely affect our business and results of operations.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

OUR COMPANY

We are a leading travel service provider for hotel accommodations, airline tickets and packaged tours in China. We aggregate information on hotels and flights and enable our customers to make informed and cost-effective hotel and flight bookings. We also sell packaged tours that include transportation and accommodations, as well as guided tours in some instances. Since commencing operations in 1999, we have become one of the best-known travel brands in China. We pioneered the development of a reservation and fulfillment infrastructure that enables our customers to:

•	choose and reserve hotel rooms in cities throughout China and selected cities abroad;

•	book and purchase air tickets for domestic flights and international flights originating in China; and

•	choose and reserve packaged tours that include transportation and accommodations, as well as guided tours in some instances.

We target our services primarily at business and leisure travelers in China who do not travel in groups. These types of travelers, who are referred to in the travel industry as FITs (frequent independent travelers) and whom we refer to as independent travelers in this prospectus, form a traditionally under-served yet fast-growing segment of the China travel market. We act as an agent in substantially all of our transactions and generally do not take inventory risks with respect to the hotel rooms and airline tickets booked through us. We derive our hotel reservation, air-ticketing and packaged-tour revenues mainly through commissions from our travel suppliers, primarily based on the transaction value of the rooms, airline tickets and packaged-tour products, respectively, booked through our services.

We believe that we are the largest consolidator of hotel accommodations in China in terms of the number of room nights booked. As of December 31, 2009, we had secured room supply relationships with approximately 9,800 hotels in China and approximately 19,000 hotels abroad, which cover a broad range of hotels in terms of price and geographical location. As of December 31, 2009, we had guaranteed room allotments, which allow us to sell hotel rooms to our customers even during peak seasons and provide instant confirmation, with approximately 70% of the hotels in China with whom we have a supply relationship. Rooms booked in hotels with guaranteed allotment arrangement accounted for approximately 80% of our hotel transactions for the year ended December 31, 2009. The quality and depth of our hotel supplier network enable us to offer our customers a wide selection of hotel accommodations. We believe our ability to offer reservations at highly rated hotels is particularly appealing to our customers. Revenues from our bookings for three-, four- and five-star hotels comprised approximately 80% of our revenues from our hotel reservation business in 2009.

We believe that we are the largest consolidator of airline tickets in China in terms of the total number of airline tickets booked and sold. Our airline ticket suppliers include all major Chinese airlines and many international airlines that operate flights originating in China. We are among the few airline ticket consolidators in China that maintain a centralized reservation system and ticket fulfillment infrastructure covering substantially all of the economically prosperous regions of China. Our customers can make flight reservations on their chosen routes and arrange ticket payment and delivery through our ticketing offices and third-party agencies located in over 50 major cities in China.

We also offer independent leisure travelers bundled packaged-tour products, which include transportation and accommodation, as well as guided tours in some instances. Our packaged-tour products cover a variety of domestic and international destinations.

We offer our services to customers through an advanced transaction and service platform consisting of our centralized toll-free, 24-hour customer service centers and bilingual websites. In 2009, transactions effected through our customer service centers accounted for approximately two-thirds of our transaction volume, while our websites accounted for the balance.

We have experienced significant growth since we commenced operations in 1999. Our revenues grew from RMB 559 million in 2005 to RMB 2.1 billion (US$311 million) in 2009, which represented a compound annual growth rate, or CAGR, of 40% and our net income grew from RMB 225 million in 2005 to RMB 667 million (US$98 million) in 2009, which represented a CAGR of 31%.

We commenced our business in June 1999. In March 2000, we established a new holding company, Ctrip.com International, Ltd., in the Cayman Islands as an exempt company with limited liability under the Companies Law of the Cayman Islands. Since our inception, we have conducted the majority of our operations in China and in 2009, expanded our operations in Greater China. Our principal executive offices are located at 99 Fu Quan Road, Shanghai 200335, People’s Republic of China. Our telephone number is (86-21) 3406-4880 and our principal website address is www.ctrip.com. The contents of our websites should not be deemed to be part of this prospectus. Our agent for service of process in the United States is CT Corporation System, 111 Eighth Avenue, New York, New York 10011.

RISK FACTORS

Please see the factors set forth under the heading “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2009, which is incorporated in this prospectus by reference, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS

Except as may be described otherwise in an accompanying prospectus supplement, (i) we intend to use the net proceeds from the sale of securities by us to fund capital expenditures and for other general corporate purposes and (ii) we will not receive any of the proceeds from the sale of our securities by any selling shareholder.

DESCRIPTION OF SHARE CAPITAL

As of the date of this prospectus, our authorized share capital consists of 100,000,000 ordinary shares, par value US$0.01 each, 34,074,835 of which are issued and outstanding (excluding the 1,465,281 ordinary shares that we reserved for issuance upon the exercise of our outstanding options). As of the same date, there are 4,392,619 options issued and outstanding under our share incentive plans, which, once vested, are exercisable for the equivalent amount of our ordinary shares. We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2009 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

On August 15, 2007, Rakuten, Inc., a then shareholder of our company completed a public offering and sale of 13,290,000 ADSs, each then representing one-half of an ordinary share, par value US$0.01 per ordinary share.

On April 11, 2006, we effected a change of the ratio of our ADSs to ordinary shares from one ADS representing two ordinary shares to one ADS representing one ordinary share. On July 31, 2007, we effected a further change of the ratio of our ADSs to ordinary shares from one ADS representing one ordinary share to two ADSs representing one ordinary share. On January 21, 2010, we effected a further change of the ratio of our ADSs to ordinary shares from two ADSs representing one ordinary share to four ADSs representing one ordinary share. Unless otherwise indicated, ADSs and per ADS amount in this prospectus have been retroactively adjusted to reflect the changes in ratio for all periods presented.

Ordinary Shares

General.  All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends.  The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Voting Rights.  Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or any other shareholder present in person or by proxy and holding at least ten percent of the shares giving a right to vote at the meeting.

A quorum required for a meeting of shareholders consists of at least two shareholders holding at least one-third of the outstanding voting shares in our company, present or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in the aggregate ten percent or more of our voting share capital. Advance notice of at least seven days is required for the convening of our annual general shareholders’ meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution is required for matters such as a change of name or amending the memorandum and articles of association. Holders of the ordinary shares may by ordinary resolution, among other things, make changes in the amount of our authorized share capital and consolidate and divide all or any of our share capital into shares of larger amount than our existing share capital and cancel any shares.

Liquidation.  On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of our ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares.  Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Shares.  Subject to the provisions of the Companies Law, we may issue shares on the terms that they are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as may be determined by special resolution.

Variations of Rights of Shares.  All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Shareholder Rights Plan

On November 23, 2007, our board of directors declared a dividend of one ordinary share purchase right, or a Right, for each of our ordinary shares outstanding at the close of business on December 3, 2007. As long as the Rights are attached to the ordinary shares, we will issue one Right (subject to adjustment) with each new ordinary share so that all such ordinary shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from us one ordinary share at a price of $700 per ordinary share, subject to adjustment.

The Rights will expire on November 23, 2017, subject to our right to extend such date, and are exercisable upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the voting securities of our company, or (ii) 10 business days following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the voting securities of our company. Upon exercise, all Rights holders except for the potential acquirer will be entitled to acquire our ordinary shares at a discount. We are entitled to redeem the Rights in whole at any time on or before the tenth day following acquisition by a person or group of 20% or more of our voting securities (which for these purposes include ADSs representing ordinary shares).

The Rights were not distributed in response to any specific effort to acquire control of our company.

Differences in Corporate Law

The Companies Law is modeled after that of the United Kingdom but does not follow recent United Kingdom statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.  The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies.

For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation (a “Plan”), which must then be authorized by either (a) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each constituent company passed by a majority in number representing seventy-five percent in value of the shareholders voting together as one class.

The Plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of ninety percent of the ordinary shares within four months, the offerer may, within a two-month period, require the holders of the remaining ordinary shares to transfer such ordinary shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the ordinary shares.

Shareholders’ Suits.  The Cayman Islands courts can be expected to follow English case law precedents. The common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge (a) an act which is ultra vires the company or illegal, (b) an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company, and (c) an action which requires a resolution with a qualified (or special) majority which has not been obtained) have been applied and followed by the courts in the Cayman Islands.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with our annual audited financial statements.

Indemnification

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon is acting as the depositary for our ADSs. The depositary’s corporate trust office is at 101 Barclay Street, New York, New York 10286. Each ADS represents 0.25 of an ordinary share (or a right to receive 0.25 of an ordinary share) or other securities, cash or other property deposited with The Bank of New York Mellon but not distributed to ADS holders. ADSs may be represented by certificates that are commonly known as “American depositary receipts,” or “ADRs.” The depositary appointed the Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited as the custodian to safekeep the securities on deposit.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system,” or DRS). The DRS reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the DRS, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The DRS includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “ADS holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. However, as a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

We are providing you with a summary of the deposit agreement. You should read this summary together with the deposit agreement and the form of ADR attached thereto. A copy of the deposit agreement is on file with the SEC as Exhibit 2.4 of our annual report on Form 20-F (file no. 001-33853) filed with the SEC on April 29, 2008. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You can also inspect a copy of the deposit agreement at the corporate trust office of the depositary, currently located at 101 Barclay Street, New York, New York 10286, and at the principal offices of the custodian under the deposit agreement, currently located at 1 Queen’s Road, Central, Hong Kong. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

Dividends and Other Distributions

The Bank of New York Mellon has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

•	Cash. The Bank of New York Mellon will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from any government is needed and cannot be obtained without excessively burdensome or otherwise unreasonable efforts, or there are foreign exchange controls in place that prohibit such transfer, the deposit agreement allows The Bank of New York Mellon to distribute RMB only to those ADS holders to whom it is possible to do so. It will hold RMB it cannot convert for the account of the ADS holders who have not been paid. It will not invest RMB and it will not be liable for interest.

Before making a distribution, any withholding taxes that must be paid will be deducted. See “Taxation — Certain U.S. Federal Income Tax Consideration — Information Reporting and Backup Withholding” and “Taxation — PRC Taxation.” The Bank of New York Mellon will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York Mellon cannot convert RMB, you may lose some or all of the value of the distribution.

•	Shares. The Bank of New York Mellon may distribute additional ADSs representing any ordinary shares we may distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The Bank of New York Mellon will only distribute whole ADSs. It will sell ordinary shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way as it does with cash. If The Bank of New York Mellon does not distribute additional ADSs, each ADS will also represent the new ordinary shares.

•	Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional ordinary shares or any other rights, The Bank of New York Mellon may make these rights available to you. We must first instruct The Bank of New York Mellon to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and The Bank of New York Mellon decides it is practical to sell the rights, The Bank of New York Mellon will sell the rights and distribute the proceeds, in the same way as it does with cash. The Bank of New York Mellon may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If The Bank of New York Mellon makes rights available to you, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver the ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. Under the deposit agreement, The Bank of New York Mellon will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. We can give no assurance that we can establish an exemption from registration under the Securities Act and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. In this case, The Bank of New York Mellon may deliver the ADSs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for changes needed to put the restrictions in place.

•	Other Distributions. The Bank of New York Mellon will send to you anything else we distribute on deposited securities by means it thinks are legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York Mellon has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property.

The Bank of New York Mellon is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distribution we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

The Bank of New York Mellon will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York Mellon will register the appropriate number of ADSs in the names you request and will deliver the ADSs at its corporate trust office to the persons you request.

You may turn in your ADSs at The Bank of New York Mellon’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York Mellon will deliver:

•	the deliverable portion of the underlying ordinary shares to an account designated by you; and

•	the deliverable portion of any other deposited securities underlying the ADSs at the office of the custodian. Or, at your request, risk and expense, The Bank of New York Mellon will deliver the deliverable portion of the deposited securities at its corporate trust office.

Voting Rights

You may instruct The Bank of New York Mellon to vote the ordinary shares underlying your ADSs but only if we ask The Bank of New York Mellon to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares.

If we ask for your instructions, The Bank of New York Mellon will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will:

•	describe the matters to be voted on; and

•	explain how you, on a specified date, may instruct The Bank of New York Mellon to vote the ordinary shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, The Bank of New York Mellon must receive them on or before the date specified. The Bank of New York Mellon will try, in compliance with Cayman Islands law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct or as described below.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York Mellon to vote the ordinary shares underlying your ADSs. In addition, The Bank of New York Mellon and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the ordinary shares underlying your ADSs are not voted as you requested.

If we timely ask The Bank of New York Mellon to solicit your instructions and The Bank of New York Mellon does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The Bank of New York Mellon will give a discretionary proxy to such person in those circumstances to vote on all questions to be voted upon unless we notify The Bank of New York Mellon that:

•	we do not wish to receive a discretionary proxy;

•	there is substantial shareholder opposition to the particular question; or

•	the particular question would have a material and adverse impact on our shareholders.

Notices and Reports

Upon receipt of notice of any meeting of holders of ordinary shares or other deposited securities, if requested in writing by our company, The Bank of New York Mellon will, as soon as practicable thereafter, mail to the owners of ADSs a notice which contains (a) such information as is contained in such notice of meeting received by The Bank of New York Mellon from our company, (b) a statement that the owners of ADSs as of the close of business on a specified record date will be entitled, subject to any applicable provisions of Cayman Islands law and of the memorandum and articles of association of our company, to instruct The Bank of New York Mellon as to the exercise of the voting rights, if any, pertaining to the amount of ordinary shares or other deposited securities represented by their respective ADSs and (c) a statement as to the manner in which instructions may be given.

The Bank of New York Mellon will make available for inspection by registered holders at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from our company, which are both (a) received by The Bank of New York Mellon as the holder of the deposited securities, and (b) made generally available to the holders of such deposited securities by our company. The Bank of New York Mellon will also, upon our written request, send to the registered holders copies of such reports when furnished by our company pursuant to the deposit agreement. Any such reports and communications, including any proxy soliciting material, furnished to The Bank of New York Mellon by our company will be furnished in English.

Fees and Expenses

Persons depositing shares or ADR holders must pay:	For:

US$5.00 (or less) per 100 ADSs (or portion thereof)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.02 (or less) per ADS	• Any cash distribution to ADS registered holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS registered holders

US$0.02 (or less) per ADSs per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	• Converting foreign currency to U.S. dollars
• Cable, telex, and facsimile transmission expenses (when expressly provided in the deposit agreement)

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The Bank of New York Mellon may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADSs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•   Change the nominal or par value of our shares

•   Reclassify, split up or consolidate any of the deposited securities

•   Distribute securities on the shares that are not distributed to you

•   Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

We may agree with The Bank of New York Mellon to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment will cause any of the following results, the amendment will become effective 30 days after The Bank of New York Mellon notifies you of the amendment:

•	adds or increases fees or charges, except for:

•	taxes and other governmental charges;

•	registration fees;

•	cable, telex or facsimile transmission costs;

•	delivery costs or other such expenses; or

•	prejudices any important right of ADS holders.

At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The Bank of New York Mellon will terminate the deposit agreement if we ask it to do so. In such case, The Bank of New York Mellon must notify you at least 90 days before termination. The Bank of New York Mellon may also terminate the deposit agreement if The Bank of New York Mellon has told us that it would like to resign and we have not appointed a new depositary bank within 90 days.

After termination, The Bank of New York Mellon and its agents will be required to do only the following under the deposit agreement:

•	collect distributions on the deposited securities;

•	sell rights and other property; and

•	deliver shares and other deposited securities upon cancellation of ADSs.

One year after termination, The Bank of New York Mellon may sell any remaining deposited securities by public or private sale. After that, The Bank of New York Mellon will hold the proceeds of the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and will have no liability for interest. The Bank of New York

Mellon’s only obligations will be an indemnification obligation and an obligation to account for the proceeds of the sale and other cash. After termination, our only obligations will be an indemnification obligation and our obligation to pay specified amounts to The Bank of New York Mellon.

Limitations On Obligations and Liability to ADS Holders

The deposit agreement expressly limits our obligations and the obligations of The Bank of New York Mellon, and it limits our liability and the liability of The Bank of New York Mellon. We and The Bank of New York Mellon:

•	are only obligated to take the actions specifically provided for in the deposit agreement without negligence or bad faith;

•	are not liable if either is prevented or delayed by law or circumstances beyond their control from performing our obligations under the deposit agreement;

•	are not liable if either exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and The Bank of New York Mellon have agreed to indemnify each other under designated circumstances.

Requirements for Depositary Actions

The ADSs are transferable on the books of The Bank of New York Mellon, provided that The Bank of New York Mellon may close the transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. Before The Bank of New York Mellon will deliver or register transfer of ADS, make a distribution on ADSs, or process a withdrawal of shares, The Bank of New York Mellon may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The Bank of New York Mellon may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of The Bank of New York Mellon are closed, or at any time if The Bank of New York Mellon or we think it advisable to do so.

Right to Receive the Ordinary Shares Underlying the ADSs

You have the right to surrender your ADSs and withdraw the underlying ordinary shares at any time except:

•	when temporary delays arise because: (1) The Bank of New York Mellon or we have closed its or our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting or (3) we are paying a dividend on the ordinary shares;

•	when you or other ADS holders seeking to withdraw ordinary shares owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

The right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADSs

In compliance with the provisions of the deposit agreement, The Bank of New York Mellon may deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The Bank of New York Mellon may also deliver ordinary shares upon cancellation of pre-released ADSs, even if the ADSs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying ordinary shares are delivered to The Bank of New York Mellon. The Bank of New York Mellon may receive ADSs instead of ordinary shares to close out a pre-release. The Bank of New York Mellon may pre-release ADSs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York Mellon in writing that it or its customer owns the ordinary shares or ADSs to be deposited;

•	the pre-release must be fully collateralized with cash or other collateral that The Bank of New York Mellon considers appropriate; and

•	The Bank of New York Mellon must be able to close out the pre-release on not more than five business days’ notice.

In addition, The Bank of New York Mellon will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30.0% of the total shares deposited, although The Bank of New York Mellon may disregard the limit from time to time, if it thinks it is appropriate to do so.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

A substantial portion of our current operations is conducted in China, and the majority of our assets are located in China. We also conduct part of our operations in Taiwan and Hong Kong. We have appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Maples and Calder, our counsel as to Cayman Islands law and Commerce & Finance Law Offices, our counsel as to Chinese law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges which was neither obtained in a manner nor is of a kind, the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation without any re-examination of the merits of the underlying disputes. The Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the federal securities law in the United States without a retrial on the merits if such judgment gives rise to obligations to make payments that may be regarded as fines, penalties or similar charges.

Commerce & Finance Law Offices has advised us further that the recognition and enforcement of foreign judgments are provided for under Chinese Civil Procedures Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of Chinese Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions.

TAXATION

The following summary of the material Cayman Islands and U.S. federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder, our Cayman Islands counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC Taxation

If the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a withholding tax of 10% for our foreign ADS holders may be imposed on dividends they receive from us and on gains realized on their sale or other disposition of ADSs. See “Risk Factors — Risks Related to Our Corporate Structure — Our subsidiaries and affiliated Chinese entities in China are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements” included in our annual report on Form 20-F for the fiscal year ended December 31, 2009, which is incorporated by reference in this prospectus.

Certain U.S. Federal Income Tax Consequences

The following description generally summarizes certain U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) under present law of ownership in and disposition of the ADSs or ordinary shares. This description is based on the U.S. Treasury regulations issued under the Internal Revenue Code of 1986, as amended, as well as judicial and administrative interpretations available on the date hereof, all of which are subject to change, possibly with retroactive effect. You should note that no rulings have been or are expected to be sought from the U.S. Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax consequences described below, and we cannot assure you that the IRS or a court will not taken contrary positions.

The following discussion does not address all U.S. federal income tax consequences applicable to any particular investor or to certain investors who may be subject to special terms (regardless of whether or not such persons constitute U.S. Holders as defined below) such as banks, insurance companies, broker dealers, dealers or traders in securities or commodities, tax-exempt entities, persons liable for alternative minimum tax, U.S. expatriates, regulated investment companies or real estate investment trusts, partnerships (including certain entities treated as partnerships for U.S. federal income tax purposes) or persons holding ADSs or ordinary shares through partnerships (including entities treated as partnerships for U.S. federal income tax purposes), S-corporations, estates and trusts, persons holding an ADS or ordinary share as part of a straddle, hedging, conversion or integrated transaction, investors whose “functional currency” is not the U.S. dollars, holders that actually or constructively own 10% or more (by voting power or value) of all classes of our outstanding capital stock, or persons who acquired ADSs or ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation. Please note this description does not address (i) alternative minimum tax consequence or (ii) the indirect effects on persons who hold equity interests as a holder.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR ORDINARY SHARES.

As used in this section, “U.S. Holder” means a beneficial owner of ADSs or ordinary shares that for U.S. federal income tax purposes is,

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity subject to tax as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial trust decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are a partner in a partnership or other entity taxable as a partnership that holds ADSs or ordinary shares, your tax treatment will generally depend on your status and the activities of the partnership. Partnerships holding the ADSs or ordinary shares, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of an investment in the ADSs or ordinary shares.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement have been and will be complied with in accordance with the terms. If you hold ADSs, you should be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes.

Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares

Subject to the description below under “— Passive Foreign Investment Company,” the amount of any distribution to you with respect to the ADSs or ordinary shares, before deduction for any taxes imposed by the PRC, will be included in your gross income as dividend income on the date of receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, such excess amount will be treated first as a tax-free return of your tax basis in your ADSs or ordinary shares, and then, to the extent such excess amount exceeds your tax basis, as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. Any dividends we pay will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders (including individual U.S. Holders), for taxable years beginning before January 1, 2011, dividends may be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (1) the ADSs or ordinary shares are readily tradable on an established securities market in the United States or we are eligible for the benefits of an income tax treaty with the United States that the U.S. Treasury has determined satisfactory for purposes of the rules applicable to qualified dividends and that includes an exchange of information program, (2) we are neither a passive foreign investment company, or PFIC, nor treated as such with respect to you (as discussed below) for our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. U.S. Treasury guidance indicates that common or ordinary shares, or ADSs representing such shares, are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Global Select Market, as are our ADSs (but not our ordinary shares). If we are treated as a “resident enterprise” for PRC tax purposes under its Enterprise Income Tax Law, or EIT Law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for dividends paid with respect to our ADSs or ordinary shares and any possible change in law relating to the availability of such lower rate for dividends paid by us.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs or ordinary shares will be “passive category income” or, in the case of certain U.S. Holders, “general category income.”

If PRC withholding taxes apply to dividends paid to you with respect to our ADSs or ordinary shares, subject to certain conditions and limitations, such PRC withholding taxes may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. The rules relating to the determination of the foreign tax credit are complex and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Taxation of a Disposition of ADSs or Ordinary Shares

Subject to description below under “— Passive Foreign Investment Company,” you will recognize capital gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized for the ADS or ordinary share and your tax basis in the ADS or ordinary share. Your tax basis in an ADS or ordinary share will generally be equal to the cost of such ADS or ordinary share. The gain or loss will generally be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADS or ordinary share for more than one year, you generally will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, if we are treated as a “resident enterprise” for PRC tax purposes, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as

PRC source income. You should consult your tax advisors regarding the proper treatment of gain or loss recognized on a sale, exchange or other taxable disposition of the ADSs or ordinary shares in your particular circumstances.

Passive Foreign Investment Company

Based on the market price of our ADSs, the value of our assets, and the composition of our assets and income, we do not believe that we were a PFIC for U.S. federal income tax purposes for the taxable year ended December 31, 2009. A non-U.S. corporation will be a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In applying this rule, however, it is not clear whether the contractual arrangements between us and our affiliated Chinese entities will be treated as ownership of stock.

We must make a separate determination after the close of each year as to whether we were a PFIC for that year. Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year ending December 31, 2010 or any future taxable year. Because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of our ADSs and ordinary shares, fluctuations in the market price of our ADSs or ordinary shares may cause us to become a PFIC. If we are a PFIC for any year during which you hold ADSs or ordinary shares, we will generally continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs or ordinary shares, unless we cease to be a PFIC and you make a deemed sale election with respect to the ADSs or ordinary shares, as applicable. If such election is made, you will be deemed to have sold the ADSs or ordinary shares you hold at their fair market value and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, your ADSs or ordinary shares with respect to which such election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a “mark-to-market” election as discussed below. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•	the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed in the preceding paragraph. If you make a valid mark-to-market election for our ADSs or ordinary shares, you will include in income for each year that we are treated as a PFIC with respect to you an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares you hold as of the close of the year over your adjusted basis in such ADSs or ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as any gain on the actual sale or other disposition of the ADSs or ordinary shares, will be treated as ordinary income. The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Our ADSs are listed on the Nasdaq Global Select Market, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs continue to be listed on the Nasdaq Global Select Market and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you were we to be or become a PFIC. You should consult your tax advisors as to the availability and desirability of a mark-to-market election.

Alternatively, if a non-U.S. corporation is a PFIC, a U.S. holder of shares in that corporation may avoid taxation under the rules described above by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, you can make a qualified electing fund election with respect to your ADSs or ordinary shares only if we agree to furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information. Therefore, U.S. Holders should assume that they will not receive such information from us and would not be able to make a qualified electing fund election.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ADSs or ordinary shares.

Information Reporting and Backup Withholding

Dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of ADSs or ordinary shares may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding can be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information in a timely manner.

PLAN OF DISTRIBUTION

We or any selling shareholder may sell our ordinary shares, represented by ADSs, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may solicit offers to purchase the securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.

In connection with an offering, the underwriters, including any affiliate of ours that is acting as an underwriter or prospective underwriter, may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. These transactions may include overalloting the offering, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Overallotment involves sales of the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities in connection with an offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Ctrip and its subsidiaries.

In addition, we expect to offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another.

If so indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

Unless otherwise indicated in an applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with this offering will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by a law firm named in the applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the annual report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The offices of PricewaterhouseCoopers Zhong Tian CPAs Limited Company are located at 11th Floor, PricewaterhouseCoopers Centre, 202 Hu Bin Road, Shanghai 200021, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We will furnish to you, through the depositary, English language versions of any reports, notices and other communications that we generally transmit to holders of our ordinary shares.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. You may read and copy any of this information in the SEC’s Public Reference Room, 100 F Street, NE Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, NE Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the

SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2009 filed on February 3, 2010;

•	The description of the securities contained in our registration statement on Form 8-A filed on November 25, 2003 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•	With respect to each offering of securities under this prospectus, all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Our annual report on Form 20-F for the fiscal year ended December 31, 2009 filed on February 3, 2010, contains a description of our business and audited consolidated financial statements with a report by an independent registered public accounting firm. These financial statements are prepared in accordance with U.S. GAAP.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Ctrip.com International, Ltd.
99 Fu Quan Road
Shanghai 200335, People’s Republic of China
Tel: (86 21) 3406-4880
Attention: Investor Relationship Manager

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

The underwriting agreement between us and the underwriters, a form of which will be filed as Exhibit 1.1 to this registration statement, provides for indemnification and contribution by the underwriters with respect to certain liabilities of our directors, officers and other controlling persons.

Pursuant to the indemnification agreements between us and our directors and officers, the form of which was filed as Exhibit 10.2 to our registration statement on Form F-1 (file no. 333-110455) that was filed with the SEC on November 12, 2003, we agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

ITEM 9.	EXHIBITS

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement.
3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 from our Registration Statement on Form F-1 (file no. 333-110455) originally filed with the SEC on November 25, 2003).
3.2	Amendment to the Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 99.2 to our Report of Foreign Private Issuer on Form 6-K filed with the SEC on October 17, 2006).
4.1	Specimen American Depositary Receipt of Ctrip.com International, Ltd. (incorporated by reference to the prospectus dated January 25, 2010 as part of the Registration Statement on Form F-6 (file no.333-145167) filed with the Securities and Exchange Commission of August 6, 2007).
4.2	Specimen Stock Certificate of Ctrip.com International, Ltd. (incorporated by reference to Exhibit 4.2 from our Registration Statement on Form F-1 (file no. 333-110455) originally filed with the SEC on November 13, 2003).
4.3	Amended and Restated Deposit Agreement among the Registrant, The Bank of New York Mellon and the Owners and Beneficial Owners of the American Depositary Shares (incorporated by reference to Exhibit 2.4 from our Annual Report on Form 20-F (file no.001-33853) filed with Securities and Exchange Commission on April 29, 2008).
5.1	Opinion of Maples and Calder regarding the validity of the ordinary shares.
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters.
8.2	Opinion of Commerce & Finance Law Offices regarding certain PRC tax matters.
10.1	Sale and Purchase Agreement dated February 3, 2010 among Wing On Travel (Holdings) Limited, C-Travel International Limited and Ctrip.com International, Ltd.
23.1	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company.
23.2	Consent of Maples and Calder (included in Exhibit 5.1).
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).
23.4	Consent of Commerce & Finance Law Offices.
24.1	Powers of Attorney (included as part of signature page).

ITEM 10.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 that are incorporated by reference in this Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of

1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on March 2, 2010.

CTRIP.COM INTERNATIONAL, LTD.

By:	/s/ Min Fan
Name:     Min Fan

Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Min Fan and Jane Jie Sun as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities set forth below on March 2, 2010.

Signature	Title

/s/ Min Fan Name: Min Fan	President, Chief Executive Officer and Director (principal executive officer)

/s/ Jane Jie Sun Name: Jane Jie Sun	Chief Financial Officer (principal financial and accounting officer)

/s/ James Jianzhang Liang Name: James Jianzhang Liang	Chairman of the Board

/s/ Gabriel Li Name: Gabriel Li	Deputy Chairman of the Board

/s/ Neil Nanpeng Shen Name: Neil Nanpeng Shen	Director

/s/ Qi Ji Name: Qi Ji	Director

/s/ JP Gan Name: JP Gan	Director

/s/ Suyang Zhang Name: Suyang Zhang	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Under the Securities Act, the undersigned, the duly authorized representative in the United States of Ctrip.com International, Ltd., has signed this registration statement in Newark, Delaware, on March 2, 2010.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:     Donald J. Puglisi

Title:	Managing Director,
Puglisi & Associates

INDEX TO EXHIBITS

Exhibit
Number		Description of Document

1	.1*	Form of Underwriting Agreement.
3.1		Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 from our Registration Statement on Form F-1 (file no. 333-110455) originally filed with the SEC on November 25, 2003).
3.2		Amendment to the Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 99.2 from our Report of Foreign Private Issuer on Form 6-K filed with the SEC on October 17, 2006).
4.1		Specimen American Depositary Receipt of Ctrip.com International, Ltd. (incorporated by reference to the prospectus dated January 25, 2010 as part of the Registration Statement on Form F-6 (file no.333-145167) filled with the Securities and Exchange Commission on August 6, 2007).
4.2		Specimen Stock Certificate of Ctrip.com International, Ltd. (incorporated by reference to Exhibit 4.2 from our Registration Statement on Form F-1 (file no. 333-110455) originally filed with the SEC on November 13, 2003).
4.3		Amended and Restated Deposit Agreement among the Registrant, The Bank of New York Mellon and the Owners and Beneficial Owners of the American Depositary Receipts (incorporated by reference to Exhibit 2.4 from our Annual Report on Form 20-F (file no. 001-33853) filed with the Securities and Exchange Commission on April 29, 2008).
5	.1**	Opinion of Maples and Calder regarding the validity of the ordinary shares.
8	.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters.
8	.2**	Opinion of Commerce & Finance Law Offices regarding certain PRC tax matters.
10	.1**	Sale and Purchase Agreement dated February 3, 2010 among Wing On Travel (Holdings) Limited, C-Travel International Limited and Ctrip.com International, Ltd.
23	.1**	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company.
23	.2**	Consent of Maples and Calder (included in Exhibit 5.1).
23	.3**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).
23	.4**	Consent of Commerce & Finance Law Offices.
24	.1**	Powers of Attorney (included as part of signature page).

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Exchange Act and incorporated by reference.

**	Filed with this registration statement on Form F-3.